Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2015 FOURTH QUARTER AND FULL YEAR SALES RESULTS AND NARROWS EARNINGS GUIDANCE TO HIGH END OF PREVIOUS RANGE

¡	Reports Fourth Quarter Same Store Sales Increase of 0.1%

¡	Reports Fiscal 2015 Same Store Sales Increase of 1.3%

¡	Narrows Fourth Quarter Earnings Guidance to a Range of $0.18 - $0.19 per Diluted Share, Including Charges of $0.02

EL SEGUNDO, Calif., January 14, 2016 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, today reported sales results for the fiscal 2015 fourth quarter and full year ended January 3, 2016.

For the 14-week fiscal 2015 fourth quarter, net sales were $275.0 million, compared to net sales of $250.3 million for the 13-week fourth quarter of fiscal 2014. Same store sales increased 0.1% for the fourth quarter of fiscal 2015. The Company’s merchandise margins increased approximately 20 basis points from the fourth quarter of fiscal 2014.

For the 53-week fiscal 2015 full year, net sales were $1.03 billion, compared to net sales of $977.9 million for the 52-week fiscal 2014 full year. Same store sales increased 1.3% for the fiscal 2015 full year.

As a result of the fiscal year calendar, the fiscal 2015 fourth quarter included 14 weeks and the fiscal 2015 full year included 53 weeks, compared to 13 weeks and 52 weeks for the respective reporting periods in fiscal 2014. For purposes of reporting same store sales comparisons to the prior year, the Company uses comparable 14-week and 53-week periods.

For the fiscal 2015 fourth quarter, the Company now expects to realize earnings per diluted share in the range of $0.18 to $0.19, including $0.02 per diluted share of non-cash impairment and expenses related to evaluating store growth strategies and potential profit improvement opportunities. During the fiscal 2014 fourth quarter, the Company’s earnings per diluted share were $0.13, including $0.04 per diluted share for legal accruals and $0.01 per diluted share for a non-cash impairment charge.

For the fiscal 2015 full year, the Company now expects to realize earnings per diluted share in the range of $0.68 to $0.69, including $0.06 per diluted share of charges for a legal settlement and expenses associated with the Company’s publicly disclosed proxy contest, and $0.02 per diluted share of non-cash impairment and expenses related to evaluating store growth strategies and potential profit improvement opportunities. For the fiscal 2014 full year, earnings per diluted share were $0.67, including $0.04 per diluted share for legal accruals and $0.03 per diluted share for non-cash impairment charges.

“We are pleased with our fourth quarter performance and ability to generate positive sales and maintain merchandise margins in a highly competitive and promotional retail environment,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “While sales started off softly in October and November, sales were positive over the ‘Black Friday’ week and very strong for the weeks of Christmas and New Year’s as we benefitted from favorable winter weather conditions throughout most of our Western markets. Same store sales in our apparel category increased in the high single-digit range and footwear sales increased in the low single-digit range for the period due to strong sales of winter-related products. Hardgoods sales decreased in the mid-single-digit range for the period. Customer transactions decreased in the low single-digit range and our average transaction size increased in the low single-digit range for the quarter. Additionally, we are pleased to have further strengthened our balance sheet at the end of 2015 as we effectively managed our inventory position, ending the quarter with preliminary per-store inventories down 2.9% from the prior year, and reduced borrowings under our credit facility by 17.3% year-over-year to $54.8 million at the end of fiscal 2015.”

Mr. Miller continued, “Although we are only in the second week of the first quarter of fiscal 2016, we are very pleased with our start to the period, as sales continue to benefit from favorable weather conditions in many of our markets.”

The Company expects to issue earnings results for the fiscal 2015 fourth quarter and full year in early March.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 438 stores under the “Big 5 Sporting Goods” name as of the fiscal year ended January 3, 2016. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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